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CNA
For All The Commitments You Make (R)

--------------------------------------------------------------------------------
NEWS

                                                          FOR IMMEDIATE RELEASE

MURPHY ANNOUNCES RETIREMENT: MCGAVICK AND CONWAY PROMOTED AT CNA

(Chicago) 7/24/97 - Carolyn L. Murphy, senior vice president and head of CNA's Commercial Operations, has announced her retirement, effective Oct. 1, 1997.

Murphy has been with CNA for 20 years and has served as president of the Commercial Operations Department since May 1995, when it was created in conjunction with the merger of CNA and The Continental Corporation. She previously was senior vice president and chief operating officer of CNA's Field Operations Department for 12 years.

Murphy helped grow the commercial insurance area into CNA's largest line of business, with revenues of nearly $5.6 billion last year.

"Carolyn was instrumental in providing the leadership to build CNA's commercial insurance business into what it is today - the largest and best in the country," said CNA Chairman and CEO Dennis Chookaszian. "Her understanding of the importance of the partnership between the company and its distribution force helped to build the High Performance Agency (HPA) program into the insurance industry's premiere example of agency-company partnership."

Chookaszian said that the growth of CNA's Commercial Operations business has resulted in the development of two distinct businesses - Commercial Insurance, which serves companies with premiums up to $1 million a year for their combined insurance needs, and Risk Management, which supplies risk transfer products and support services to the top 9,500 U.S.-based enterprises. Commercial Insurance had revenues of approximately $4.7 billion last year while Risk Management added about $900 million in revenues (or $3.1 billion in premium equivalent).

With Murphy's retirement in October, Commercial Insurance and Risk Management will then become separate operating departments of CNA, replacing the current Commercial Operations structure.

Peter P. Conway, president of CNA Risk Management, and Michael S. McGavick, president of CNA Commercial Insurance, will immediately assume additional duties as senior vice presidents and members of CNA's senior management team.

Michael W. Kooken, president of the newly formed CNA UniSource, a professional employer organization (PEO), will report to McGavick.

"Carolyn has built a talented group of individuals and because people like Pete Conway, Mike McGavick, and Mike Kooken are in place, we are very confident in continuing the growth of our commercial and risk management businesses, " said Chookaszian.

McGavick was named to his present position in January 1997. Previously, he served as executive vice president and senior financial officer of the Commercial Lines Group, Commercial Operations Department, from January 1996. He joined CNA in 1995 as group vice president of New Ventures, a unit of the Marketing Department, where he was responsible for assisting the corporation in various aspects of strategic planning and reviewing new business opportunities as required by CNA's business needs.

Prior to joining CNA, McGavick was director of the Superfund Improvement Project for the American Insurance Association (AIA) from 1992 to 1995. In this position, he was a lead negotiator for the insurance industry with Congress, the Administration, the environmental community and industrial groups seeking reform of the nation's Superfund laws. From 1991 to 1992, he was a Seattle-based partner of the Gallatin Group, a four-office regional public relations firm. His practice focused on national efforts to improve environmental laws by providing clients with strategic counseling and campaign implementation.

McGavick received a bachelor's degree in political science from the University of Washington.

Conway has held his current position since July 1993. He previously served as senior vice president, Marketing Department, from 1992 to 1993, and vice president, from 1990 to 1992. In 1981, he was named head of the CNA Midwest Region with responsibility for insurance operations in 13 states, and held this position until 1990. In 1980, he became vice president of property/liability product management, after being named vice president of property/liability distribution in 1978 and appointed assistant vice president of property/liability product management in 1977. Conway joined CNA in 1976 as director of commercial lines marketing.

He has earned the designation of Chartered Property Casualty Underwriter (CPCU) and is a member of the Society of CPCU. He also is a member of the Advisory Council of the DePaul University College of Commerce.

Conway graduated from Villanova University.

CNA is one of the world's premier insurance organizations. With 1996 revenues of $17.0 billion, CNA ranks among the top 10 U.S. insurance groups.

Headquartered in Chicago, CNA is a leading multibusiness insurer, serving individuals and businesses with a broad range of insurance products and insurance-related services. CNA products and services are marketed through multiple distribution channels, including independent agents, brokers, general agents and direct sales.

In 1997, CNA observes its centennial year, celebrating a century of financial strength, stability and commitment to customers and business partners.

CNA is the registered service mark and trade name of CNA Financial Corporation.